                                                                    EXHIBIT 23.1

                          INDEPENDENT AUDITORS' CONSENT



The Board of Directors and Stockholders
On Command Corporation:


        We consent to the incorporation by reference in the registration statements (Nos. 333-33149 and 333-16957) on Form S-8 of On Command Corporation (an indirect consolidated subsidiary of Liberty Media Corporation) of our reports dated February 12, 2003, except as to Note 6 to the consolidated financial statements, which is as of March 28, 2003, with respect to the consolidated balance sheets of On Command Corporation and subsidiaries as of December 31, 2002 and 2001, and the related consolidated statements of operations, comprehensive loss, stockholders' equity (deficit), and cash flows for each of the years in the three-year period ended December 31, 2002, and the related financial statement schedule, which reports appear in the December 31, 2002, Annual Report on Form 10-K of On Command Corporation.

        Our reports dated February 12, 2003, except as to note 6 to the consolidated financial statements, which is as of March 28, 2003, contain an explanatory paragraph that the maximum leverage ratio permitted under the Company's debt facility was 4.25, and the Company's actual leverage ratio was
3.99. Because the maximum leverage ratio permitted at March 31, 2003 steps down to 3.50, the Company believes that it would not have been in compliance with such covenant at March 31, 2003 had it not reached agreement with its bank lenders to postpone, until June 29, 2003, the step down of the leverage ratio from 4.25 to 3.50. The Company is seeking to restructure the debt facility and such restructuring is contingent on certain events, which raises substantial doubt about the Company's ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

        Our reports refer to a change in the method of accounting for goodwill in 2002.


                                    KPMG LLP

Denver, Colorado
March 28, 2003